EXECUTIVE EMPLOYMENT AGREEMENT


This agreement (the "Agreement") is made effective March 18, 1998, between DCX, Inc. ("DCXI" or the "Company") and Mr. Robert S. Vail (the "Executive").

A.   Executive is to be employed as Chief Financial Officer of DCXI.

B. DCXI desires to secure the services of Executive, and Executive desires to serve DCXI Corporate

C. In consideration of the foregoing recitals and the agreements set forth herein, DCXI and Executive agree as follows:

1. TERM

DCXI shall employ Executive and Executive accepts such employment for a term beginning on the date of this Agreement and ending December 31, 2000, upon the terms and conditions set forth herein, unless earlier terminated in accordance with the provisions herein.

Notwithstanding the foregoing, if this Agreement shall not have been terminated in accordance with the provisions herein on or before December 31, 2000, the remaining term of the Agreement shall be extended such that at each and every moment of time thereafter, the remaining term shall be three years unless (a) the Agreement is terminated earlier in accordance with the provisions herein or
(b) this Agreement will expire one year from the date of such notification.

2. DEFINITIONS

For purposes of this Agreement, the following terms shall have the meaning set forth in this paragraph 2:

a. "Base Compensation" shall mean an amount per annum equal to the sum of (i) the annual base salary in effect for Executive immediately preceding termination of employment (excluding any reduction in base salary made in breech of this Agreement), (ii) an amount equal to the product of (A) and (B), where (A) equals the cumulative cash bonus paid to Executive over the three most recently completed calendar years prior to termination (including any bonus amounts deferred by Executive under any DCXI deferred compensation plan or arrangement) divided by the cumulative base salary paid to Executive over the same three year period (including any base salary deferred by Executive and where (B) equals the amount set forth in 2.a.(i) above, (iii) continued participation in all basic and supplemental life, accident, disability, and other Company-sponsored insurance benefits provided to Executive immediately preceding termination (or, if continued participation in one or more of these benefits is not possible, benefits substantially similar to those which Executive would have been entitled to if he had continued as an employee of the Company at the same compensation level in effect immediately prior to termination), and (iv) continuance of vesting and benefit accrual under any Company-sponsored basic and supplemental retirement programs in effect for Executive immediately prior to termination (or, if continued participation in such programs is not possible, benefits substantially similar to those which executive would have been entitled to if he had continued as an employee of the Company at the same compensation level immediately prior to termination).

b. "Board" means the Board of Directors of the Company.

c. "Cause" shall mean (I) willful refusal by Executive to follow a lawful written demand of the Board, (ii) Executive's willful and continued failure to perform his duties under this Agreement (except due to Executive's incapacity due to physical or mental illness) after a written demand is delivered to Executive by the Board specifically identifying the manner in which the Board believes that Executive has failed to perform his duties, (iii) Executive's willful engagement in conduct materially injurious to the Company, or (iv) Executive conviction for any felony involving moral turpitude. For purposes of clauses (I), (ii) or (iii) of this definition, no act, or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interests of the Company.

d. "Constructive Termination" shall mean Executive's voluntary termination of employment within ninety (90) days following the occurrence of one or more of the following events, unless such event is approved in writing by Executive in advance of such event:

     (i) A failure by the Company to abide by any part of this Agreement that is not remedied within ten (10) business days of notification by Executive of such failure, including any violation of Executive's rights as described in
     Section 3 of this Agreement unless such rights are replaced by alternative rights of approximately equal value;

     (ii) A reduction in Executive's title or responsibilities below Chief Financial Officer of Corporate

e. "Disability" shall be deemed to have occurred if Executive makes application for disability benefits under any Company-sponsored long-term disability program covering Executive and qualifies for such benefits.

f. "Retirement" shall mean Executive's termination of service with the Company in accordance with the provisions of any Company retirement plan or the Company's 401K Retirement Savings Plan in which the Executive is eligible to participate.

3. EXECUTIVE'S RIGHTS REGARDING BASE SALARY, BONUS AND OTHER BENEFITS WHILE EMPLOYED BY THE COMPANY

a. Base Salary. The minimum annual base salary payable to Executive upon commencement of this Agreement shall be $120,000 (one hundred twenty thousand dollars). The Board or its Executive Compensation Committee of the Board (if one is designated) will review the Executive's base salary at least annually to determine the amount of any increase. Upon any such increase in Executive's base salary, such increased rate shall thereafter constitute Executive's minimum annual base salary for all purposes of this Agreement, except that the Company may reduce Executives annual base Salary during any year by not more than 10% below the base salary in effect at the beginning of the year as part of any general salary reduction which applies to all officers of the Company and its subsidiaries (if any).

b. Incentive and Performance Bonus.

In recognition of the considerable challenges accepted by him, Executive shall receive an Incentive Bonus consisting of a stock option grant of 200,000 shares of the Company's common stock fully vested and priced at the closing bid price on signature date of acceptance of agreement, the first business day which Executive was engaged. In addition Executive shall receive a stock option grant of 160,000 shares of the Company's common stock also priced at the bid price on signature date of acceptance of agreement, and vesting in accordance with the appropriate portions of the Performance Bonus schedule delineated below (the "Performance Options).

Executive shall, as provided herein, and subject to paragraph (I) and (ii), below, receive a Performance Bonus for

     (i) The Company's fiscal year ending September 30, 1998, equal to:

* Five percent of base salary if Executive is directly responsible for net income savings after taxes for DCX of $150,000 or more.

* Executive shall receive an additional bonus of ten percent of base salary if the average closing bid price for the last five business days on NASDAQ of DCXI ending September 30, 1998 is equal to the closing NASDAQ bid price on January 2, 1998 plus $1.35.

* Further, if the revenue of the Company exceeds $25 million at September 30, 1998, executive shall receive an additional bonus equal to 0.75% of the amount of revenue that exceeds $25 million.

     (ii) The Company's fiscal years ending September 30, 1998 and later,

* An amount equal to 2% of that portion of the net income of the Company for each fiscal year in excess of the amount determined by multiplying stockholder's equity for each such fiscal year by .11. For purposes of these calculations of stockholders' equity under this Agreement, stockholder's equity for any fiscal year shall be the average of the four quarterly stockholders' equity figures reported by the Company for that fiscal year.

* An amount equal to 21% of base salary if the average closing bid price for the five business days on NASDAQ (or the closing price if listed on another SEC recognized stock exchange) ending September 30 of such fiscal year exceeds the previous year's five day average for the same period by 55% or more.

* Further, if the consolidated gross revenue of the Company exceeds $20 million by September 30, 1998, the Executive shall be deemed vested in 30 percent of the Performance Options; if in excess of $30 million by September 30, 1999 shall be deemed vested in 30 percent of the Performance Options and if the Company exceeds $40 million by September 30, 2000 he will be vested in the remaining 40 % of the Performance Options. Vesting occurs as the annual revenues are met regardless of year this was accomplished.

     (iii) Each cash Performance Bonus shall be payable either 30 days following the date Company's audited consolidated financial statements for the fiscal year become available or on January 15 following the end of that fiscal year, whichever is later (the "Bonus Payment Date").

In the event that there shall be a combination of the Company with another company, or any other occurrence similar to a combination, and as a result thereof the amount or value of the bonuses payable pursuant to any of the formulae set forth above could reasonably be expected to be significantly affected thereby, appropriate changes will, at the request of either party, be negotiated to establish a substitute formula or formulae satisfactory to both parties. If an acceptable substitute formula (e) cannot be developed, they shall submit such matter to arbitration by a qualified investment banker with at least ten years' experience in corporate finance. Neither party shall have had dealings with such arbitrator during the preceding three years.

Executive shall be entitled to receive the bonus provided for in the foregoing paragraphs for each fiscal year during which he is employed hereunder and, in addition, for the next 18 months after termination of his employment, except that said post-termination bonus coverage shall only extend for twelve months after termination if Executive takes employment (other than as an independent consultant) with another company in the same industry within twelve months of termination and shall not apply if Executive has been discharged for cause.

Bonus payments shall be in cash for the fiscal years ending September 30, 1998 and 1999; thereafter the bonus payments shall be payable in cash or a combination of cash and Restricted Stock or stock options at the discretion of the Executive.

Executive shall participate in any key executive long-term incentive program or other executive bonus program which the Board or its Executive Compensation Committee (if any) may define.

c. Registration of Performance and Incentive Stock Options. The Company agrees to file with the Securities and Exchange Commission the performance and incentive stock options granted under paragraph b, above, within 180 days of executing this Agreement.

d. Non-dilution of Incentive and Performance Options. Options granted with respect to Section c, above, shall be granted to the Executive on a non-diluted basis, such that any increase or decrease in the number of shares of common stock of the Company which occurs during the option period (the time during which the Executive is an employee and the options remain unexercised for any reason) will cause the number of options to be proportionately increased or decreased, commensurate with the change in outstanding shares of the Company. The option price shall be determined by the Board of Directors so as not to cause undo financial hardship on Executive and/or the Company.

e. Vacation. Executive shall receive four weeks of vacation per year. Unused vacation at the expiration of the Agreement's initial three year period will be paid in cash at a rate equal to the Base Compensation.

e. Automobile allowance. Executive shall receive an unaccountable automobile allowance of $300 per month.

f. Relocation allowance. Executive shall be entitled to relocation expenses not to exceed 10% of Executive annual salary and in the event his primary place of business is subsequently moved in excess of 200 miles from its present location.

g. Executive shall have the right to perform his duties out of any personal residences he may have, provided that such right does not result in behavior or actions injurious to the Company.

h. Executive shall be entitled to participate in all perquisites and health and welfare benefits generally available to other executive officers and employees of the Company.

i. Reimbursement of all reasonable expenses incurred by Executive in connection with performance of his duties upon submission of vouchers. Reasonable expense shall include, but not be limited to all reasonable out-of-pocket expenses for entertainment, automobile expenses, travel, meals, lodging, professional fees, professional dues and the like incurred by Executive in the interest of the Company, subject to such guidelines and policies as may be promulgated by the Company for senior executives or employees.

4. EXECUTIVE RIGHTS UPON TERMINATION

In the event that Executive's employment at DCXI is terminated for any reason other than (a) death, (b) Disability, (c) Cause, (d) voluntary resignation by Executive not constituting Constructive Termination, or (e) the expiration of the term of this Agreement, DCXI will pay to Executive Base Compensation for a period continuing three years after the date of termination. In addition, DCXI will fully vest all stock options and restricted stock awards previously granted by DCXI to Executive and fully vest and immediately pay to Executive any accrued award earned by Executive under the Performance Bonus Plan(s), above, or any other DCXI executive incentive plans which may exist at the time of termination and in which the Executive is a participant.

Base Compensation payments shall be made when payments would otherwise have been made to Executive if he were still employed by DCXI, except in such cases where a different payment schedule is provided for in other Company-sponsored plans or programs.

In the event Executive's employment at DCXI is terminated for death, Disability, Cause, voluntary resignation not constituting Constructive Termination, or upon expiration of the term of this Agreement, Executive shall not be entitled to any benefits under this Agreement. This statement, however, shall not preclude Executive from any payments or benefits available to Executive from participation in Company-sponsored plans or programs.

5. DESIGNATION OF BENEFICIARIES

If Executive should die while receiving Base Compensation payments pursuant to Paragraph 4, the remaining Base Compensation payments which would have been paid to Executive if he had lived shall be paid as designated by Executive on his Company Beneficiary Designation Form. Such payments shall be made at the same time and in the same manner as if Executive were alive to receive the payments, except in such cases where a different payment schedule is provided, or in other company-sponsored plans or programs.

The filing of a new Company Beneficiary Designation Form will cancel all designations previously filed. Any finalized divorce or marriage (other than a common-law marriage) of Executive subsequent to the date of filing of a beneficiary designation shall revoke such designation, unless:

     (a) In the case of divorce, the previous spouse was not designated as beneficiary, and

     (b) In the case of marriage, Executive's new spouse had previously been designated as beneficiary.

The spouse of a married Executive shall join in any designation of a beneficiary other than the spouse.

If Executive fails to designate a beneficiary as provided for above, or if the beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, then the Company's Board (or its Compensation Committee it one exists) shall direct the distribution of any benefits under this Agreement to Executive's estate.

6. DUTIES OF EXECUTIVE

Executive as Chief Financial Offer agrees to devote substantially all of his time and energy to the performance of the duties of that position so long as his employment in that position shall be continued by DCXI. Notwithstanding the above, Executive shall be permitted to serve as a Director or Trustee of other organizations, provided such service does not prevent Executive from performing his duties under this Agreement.

7. MITIGATION AND OFFSET

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, nor to offset the amount of any payment provided for in this Agreement by amounts earned as a result of Executive's employment or self-employment during the period he is entitled to such payment.

8. TAX "GROSS-UP" PROVISION

If any payments due Executive under this Agreement result in Executive's liability for an excise tax ("parachute tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to Executive, after deducting any Federal, state or local income tax imposed on the payment, an amount sufficient to fully satisfy the "parachute tax" liability. Such payment shall be made to Executive not later than 30 days prior to the due date of the "parachute tax."

9. SUCCESSORS

The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of DCXI, and any such successor shall be deemed substituted for DCXI under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of DCXI.

This Agreement shall also be binding upon and shall inure to the benefit of Executive, Executive's heirs, executors, administrators and beneficiaries.

10. ENTIRE AGREEMENT

With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties. This Agreement shall not affect the provisions of any other compensation, retirement or other benefit programs of DCXI to which Executive is a party or of which he is a beneficiary. No amendments to this Agreement may be made except through a written document signed by both parties.

11. VALIDITY

In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

12.  PARAGRAPHS AND OTHER HEADINGS

Paragraphs and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.  NOTICE

Any noticed or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof is delivered or, if by express delivery service, 24 hours after placing in the control of the express delivery service; or if mailed, 48 hours after having been deposited in the United States mail, postage prepaid, and addressed in the case of DCXI to its then principal place of business, presently 200 West Forsyth Street, Suite 803, Jacksonville Florida 32222 , and in the case of Executive to:

Mr. Robert S. Vail, CPA
5210 Lodge Creek Drive
Houston, Texas 77066

Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

14. ATTORNEYS' FEES

In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the Court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of such judgment.

Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover any amount from the unsuccessful party for costs, expenses and attorneys' fees that exceed the unsuccessful party's costs, expenses and attorneys' fees in connection with the action or proceeding.

15. WITHHOLDING TAXES

To the extent required by law, the Company shall withhold from any payments under this Agreement any applicable federal, state or local taxes.

16. INDEMNIFICATION

So long as Executive is not found by a court of law to be guilty of a willful and material breach of this agreement, or to be guilty of gross misconduct, he shall be indemnified from and against any and all losses, liability, claims and expenses, damages, or causes of action, proceeding or investigations, or threats thereof (including reasonable attorney fees and expenses of counsel satisfactory to and approved by Executive) incurred by Executive, arising out of, in connection with, or based upon Executive's services and the performance of his duties pursuant to this Employment Agreement, or any other matter contemplated by this Employment Agreement, whether or not resulting in any such liability subject to such limitations as are provided by the Colorado Business Corporations Act; and Executive shall be reimbursed by the Company as and when incurred for any reasonable legal and other expenses incurred by Executive in connection with investigating or defending against any such loss, claim, damage, liability, action proceeding, investigation or threat thereof, or producing evidence, producing documents or taking any other action in respect thereto (whether or not Executive is a defendant in or target of such action, proceeding or investigation), subject to such limitations as are provided by the Colorado Business Corporations Act.

17.  APPLICABLE LAW AND DISPUTE RESOLUTION

To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted under Florida law. All disputes arising out of this Agreement will be settled by binding arbitration in Jacksonville, Florida with a representative of the American Arbitration Association.

IN WITNESS THEREOF, DCX, Inc. has caused this Agreement to be executed by its duly authorized representatives and Executive has affixed his signature, as of the date first above written.

For DCX, Inc.                                       Executive

/s/ Stephen Carreker                                /s/ Robert s. Vail
-----------------------                             ----------------------------
Stephen Carreker                                    Robert S. Vail, CPA
Chief Executive Officer


Dated : 3/18/1998                                   Dated: 3/18/1998